AGREEMENT TO SETTLE INTERCOMPANY DEBT AND OTHER CLAIMS

This AGREEMENT TO SETTLE INTERCOMPANY DEBT AND OTHER CLAIMS ("***Agreement***") is made and entered into as of July 26, 2007, between LOTHIAN OIL INC., a Delaware corporation, debtor-in-possession ("***Debtor***") in the Bankruptcy Case (as defined below), and UNITED HERITAGE COPORATION, a Utah corporation ("***UHCP***"). Debtor and UHCP are sometimes collectively referred to herein as the "***Parties***" or individually as a "***Party***".

Recitals:

A. Debtor filed its Petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Western District of Texas, Midland Division (the "***Bankruptcy Court***") in the case styled and numbered In re Lothian Oil, Inc., Case No. 07-70121 (the "***Bankruptcy Case***").

B. Debtor owns a majority of the issued and outstanding common stock, $0.001 par value per share ("***Common Stock***"), of UHCP. Debtor also owns warrants issued by UHCP to purchase shares of Common Stock.

C. Debtor has asserted that UHCP owes Debtor an aggregate of approximately One Million Eight Hundred Thousand Dollars ($1,800,000) in the amounts and as referenced on Schedule 1 attached hereto (collectively, the "***Indebtedness***").

D. UHCP acknowledges that it is obligated to Debtor for certain indebtedness, but disputes the total amount owed to Debtor.

E. UHCP acknowledges that Debtor is not indebted to UHCP.

F. Subject to the approval of the Bankruptcy Court, Debtor and UHCP desire to settle the Indebtedness and any and all other claims whatsoever between the parties pursuant to the terms and conditions described herein.

Agreement:

NOW, THEREFORE, for and in consideration of the premises, mutual promises, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

Article 1
Settlement and Release

1.1 **Release**. In consideration of the undertakings of Debtor and UHCP set forth in Section 1.2 and for other good and valuable consideration, Debtor and UHCP agree that at the Effective Time (as defined in Article 2), Debtor and UHCP shall RELEASE, ACQUIT and FOREVER DISCHARGE each other and their and their respective predecessors and successors in interests' respective affiliates, shareholders, partners, members, directors, officers, managers,

employees, agents, attorneys, servants, invitees, contractors, licensees, heirs, beneficiaries, personal and legal representatives, successors and assigns from the Indebtedness and any other indebtedness between Debtor and UHCP, and from any and all claims, demands, causes of action, liabilities or obligations whether known or unknown, pending or threatened, for all past or present, known or unknown, injuries, losses or damages of any kind whatsoever which relate to or arise out of the Indebtedness, the execution, delivery, performance, non-performance, and termination of that certain Merger Agreement and Plan of Reorganization, dated as of February 22, 2006, as amended to date, among UHCP and Debtor, or any other matter whatsoever (collectively, the "***Claims***"). This release includes Claims of any nature, whether arising under the laws of any state or of the United States, by virtue of the common law, a judicial decision, a statute or a regulation, INCLUDING BUT NOT LIMITED TO CLAIMS ARISING IN CONTRACT (such as breach of contract or breach of express or implied warranty), CLAIMS ARISING IN TORT (such as fraud, intentional or negligent misrepresentation, breach of fiduciary duty, negligence or conversion), AND CLAIMS ARISING BY STATUTE (such as consumer protection laws, deceptive trade practice laws, state securities (so called blue sky) laws, securities broker/dealer registration and other laws, the Securities Act of 1933 or the Securities Exchange Act of 1934). This release includes all possible Claims or bases for a refund or return of money previously invested with or paid or loaned to a Party or its affiliates, regardless of the manner or method by which the investment or payment was made. This release is for all possible damages (such as actual damages, economic damages, reliance damages, benefit-of-the-bargain damages, out-of-pocket damages, costs, expenses, exemplary or punitive damages, penalties of any kind (including tax liabilities or penalties), damage to business reputation, lost profits or goodwill, consequential damages, damages ensuing from loss of credit, prejudgment or postjudgment interest, costs or attorney's fees) and all possible remedies, whether legal or equitable (such as setoff, offset, subrogation, contribution, reimbursement and injunctive relief) related to or arising out of the Indebtedness or any other matter whatsoever. This release also includes Claims that do not currently exist but which may be created or recognized in the future, whether by statute, regulation, judicial decision or otherwise, related to or arising out of the Indebtedness or any other matter whatsoever. In addition to the foregoing, Debtor hereby further releases any liens and security interests that it owns or holds against any assets of UHCP or UHCP's subsidiaries, and Debtor agrees to execute and file of record releases of any such liens. Further, Debtor agrees to cause any liens and security interests covering any assets of UHCP or UHCP's subsidiaries securing payment of the debtor-in-possession lender for Debtor in the Bankruptcy Case to be released. This release DOES NOT INCLUDE actions brought by a person to enforce the terms of this Agreement.

1.2 Consideration for Release. In partial consideration for this Agreement:

(a) The Parties acknowledge that Debtor will, notwithstanding the terms of this Agreement and the release in Section 1.1, have a continuing claim against UHCP equal to the amount of any cash or other consideration in excess of One Hundred Thousand Dollars ($100,000.00) in the aggregate that UHCP or its affiliates receive at any time from Cano Petroleum Inc. ("***Cano***") relating to or arising from the prior sale of assets from UHC New Mexico Inc. to Cano covering oil and gas properties known as Cato, Tom Tom and Tomahawk (the "***Cano/UHC Transaction***"); and this claim shall be the only remaining liability of UHCP or its subsidiaries to Debtor.

(b) In satisfaction of the Debtor's Claims against UHCP, UHCP will on and after the Effective Time, transfer to Debtor or its designated assignee within ten (10) business days any cash or other consideration in excess of One Hundred Thousand Dollars ($100,000.00) in the aggregate that UHCP or its affiliates receive from Cano with respect to the Cano/UHC Transaction.

1.3 Indemnification. Each Party, for itself and for its respective legal representatives, predecessors, successors and assigns, HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS the other Party and its and its respective predecessors and successors in interests' respective affiliates, shareholders, partners, members, directors, officers, managers, employees, agents, attorneys, servants, invitees, contractors, licensees, heirs, beneficiaries, personal and legal representatives, successors and assigns, from any and all Claims of whatsoever nature or character which have been released or intended to be released by this Agreement (subject to the provisions of Section 1.2), (i) by any person or third party whomsoever claiming by, through or under such indemnifying Party, as the case may be, or (ii) in the case of a Party, by legal representatives, predecessors, successors or assigns of such Party. It is the express intention of each Party that the indemnity of each Party herein provided covers any Claims asserted by any affiliate of such Party, notwithstanding that certain of such persons are not signatories to this Agreement, and whether or not the release provisions are directly enforceable against any persons who are not signatories to this Agreement. The indemnification provisions shall not apply to any Claim which is made pursuant to Section 1.2. THIS INDEMNITY APPLIES FOR THE BENEFIT OF EACH PARTY (INCLUDING ITS PREDECESSORS AND SUCCESSORS IN INTEREST, AND ALL OF SUCH PARTY'S AND ITS RESPECTIVE PREDECESSORS AND SUCCESSORS IN INTERESTS' RESPECTIVE AFFILIATES, SHAREHOLDERS, PARTNERS, MEMBERS, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, AGENTS, ATTORNEYS, SERVANTS, INVITEES, CONTRACTORS, LICENSEES, HEIRS, BENEFICIARIES, PERSONAL AND LEGAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS) REGARDLESS OF WHETHER SUCH CLAIMS ARE BASED IN WHOLE OR IN PART UPON THE ALLEGED PARTIAL OR SOLE NEGLIGENCE OR STRICT LIABILITY OF ANY RELEASED PARTY (OR ITS PREDECESSORS OR SUCCESSORS IN INTEREST, OR THE RELEASED PARTY'S OR ITS RESPECTIVE PREDECESSORS OR SUCCESSORS IN INTERESTS' RESPECTIVE AFFILIATES, SHAREHOLDERS, PARTNERS, MEMBERS, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, AGENTS, ATTORNEYS, SERVANTS, INVITEES, CONTRACTORS, LICENSEES, HEIRS, BENEFICIARIES, PERSONAL AND LEGAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS).

1.4 Scope of Release. EXCEPT FOR THE REVOCATION OF THIS RELEASE PURSUANT TO SECTION 1.4, THE PARTIES INTEND THIS TO BE A FULL, FINAL AND GLOBAL RELEASE OF ALL POSSIBLE CLAIMS RELATED TO OR ARISING OUT OF THE INDEBTEDNESS OR ANY OTHER MATTER WHATSOEVER UNDER ALL POSSIBLE LAWS, RULES OR REGULATIONS AND IT SHOULD BE INTERPRETED AS SUCH.

Article 2
Effective Time

This Agreement shall become effective at such time (the "***Effective Time***") following the receipt of final approval of the Bankruptcy Court and contemporaneous with the closing of the transactions under that certain Settlement Agreement of even date herewith between Walter G. Mize and Debtor (the "***Mize Settlement Agreement***"). If the Bankruptcy Court does not approve this Agreement and/or the transactions under the Mize Settlement Agreement are not consummated, then this Agreement shall be deemed null and void without further action on the part of either Party.

Article 3
Representations, Warranties and Covenants

3.1 **Representations, Warranties and Covenants of All Parties**. Each Party represents, warrants and covenants to the other Party the following:

(a) It has had the opportunity to consult with an attorney of its choosing before executing this Agreement.

(b) It has read this Agreement in its entirety and fully understands its content and effect.

(c) It has executed and delivered this Agreement without reliance upon any representation of any kind or character not expressly set forth herein and that this Agreement has been executed without any threat, force, fraud, duress or representation of any kind by any person.

(d) It has not sold, assigned or otherwise transferred any interest in any of the Claims being released hereby. In the event that this representation and warranty is breached by a Party, the breaching Party agrees to indemnify, defend and hold harmless the other Party from any and every claim or demand of every kind or character arising from any interest and any claim assigned to or transferred to any other person.

3.2 **Representations, Warranties and Covenants by Debtor**. Debtor further represents, warrants and covenants to UHCP as follows:

(a) Debtor is a corporation duly organized and validly existing under the laws of the State of Delaware.

(b) Subject to approval of the Bankruptcy Court, Debtor has full power and authority to execute and deliver this Agreement, and to perform all of its obligations under this Agreement. All of these actions have been duly authorized by Debtor's board of directors and are not in conflict with Debtor's certificate of incorporation or bylaws. Upon execution and delivery, subject to approval of the Bankruptcy Court, this Agreement will be the valid and binding obligation of Debtor, enforceable according to its terms. Debtor agrees to provide all resolutions and other instruments as are

reasonably requested by UHCP to evidence the authority of Debtor to consummate the transactions under this Agreement.

(c) Other than the Bankruptcy Case, no suits, litigation, or proceedings are pending or to Debtor's knowledge threatened against Debtor, its properties or business that would be expected to have a material adverse effect on this transaction, nor does Debtor know or have reasonable grounds to know of any basis for any such action or of any governmental investigation relative to this transaction.

(d) The consummation of the transactions contemplated hereby, and the performance of the terms and conditions of this Agreement will not result in a breach of or a default in any mortgage, deed of trust, lease, promissory note, loan agreement, credit agreement, partnership agreement, or other agreement to which the Debtor is a party or by which the Debtor may be bound or affected, except with respect to any such breach or default that would not have a material adverse effect on Debtor or the transactions contemplated by this Agreement.

3.3 Representations, Warranties and Covenants by UHCP. UHCP further represents, warrants and covenants to Debtor as follows:

(a) UHCP has full power and authority to execute and deliver this Agreement, and to perform all of its obligations under this Agreement. All of these actions have been duly authorized by UHCP and are not in conflict with any provision of law or the terms of any agreement or undertaking to which UHCP is a party or by which it is bound. Upon execution and delivery, this Agreement will be the valid and binding obligation of UHCP, enforceable according to its terms. UHCP agrees to provide all resolutions and other instruments as are reasonably requested by Debtor to evidence the authority of UHCP to consummate the transactions under this Agreement.

(b) No suits, litigation or proceedings are pending or to UHCP's knowledge threatened against UHCP, its properties or business that would be expected to have a material adverse effect on this transaction, nor does UHCP know or have reasonable grounds to know of any basis for any such action or of any governmental investigation relative to this transaction.

(c) The consummation of the transactions contemplated hereby, and the performance of the terms and conditions of this Agreement will not result in a breach of or a default in any mortgage, deed of trust, lease, promissory note, loan agreement, credit agreement, partnership agreement, or other agreement to which UHCP is a party or by which UHCP may be bound or affected, except with respect to any such breach or default that would not have a material adverse effect on UHCP or the transactions contemplated by this Agreement.

3.4 Covenants regarding Bankruptcy Case. Debtor and UHCP agree to proceed in good faith to seek any further approval of the Bankruptcy Court of the transactions described in this Agreement, and to cooperate with the efforts of each other Party in this regard. As soon as practical after execution of this Agreement, Debtor will file any necessary documents to obtain

Bankruptcy Court approval of the transactions described in this Agreement that have not otherwise been obtained.

Article 4
Events of Default and Remedies

4.1 **Default of Debtor and UHCP's Remedies**. Except as otherwise expressly provided in this Agreement, if the transactions are not consummated by reason of a default (willful or otherwise) by Debtor, UHCP may either: (i) terminate this Agreement and this Agreement shall be null and void and the Parties shall be relieved of all further obligations and liability under this Agreement; or (ii) sue for specific performance in the Bankruptcy Court, these being UHCP's sole remedies.

4.2 **Default of UHCP and Debtor's Remedies**. Except as otherwise expressly provided in this Agreement, if the transactions are not consummated by reason of a default (willful or otherwise) by UHCP, Debtor may either: (i) terminate this Agreement and this Agreement shall be null and void and the Parties shall be relieved of all further obligations and liability under this Agreement; or (ii) sue for specific performance, these being Debtor's sole remedies.

4.3 **Election of Remedies**. Debtor and UHCP shall have all of the rights and remedies granted in this Agreement and available at law or in equity, except as limited herein, and these same rights and remedies shall be cumulative and may be pursued separately, successively, or concurrently. The exercise or failure to exercise any of the same shall not constitute a waiver or release thereof or of any other right or remedy, and the same shall be nonexclusive.

Article 5
Miscellaneous

5.1 **Interpretation**.

(a) Article and section headings used in this Agreement are for convenience only and shall be given no significance whatever in interpreting and construing the provisions of this Agreement.

(b) Unless the context otherwise requires, pronouns in the masculine, feminine or neuter gender include each other, and nouns and pronouns in the singular or plural number include each other.

5.2 **Notice**. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, first-class postage prepaid, registered mail, return receipt requested, or by overnight or same day delivery, to the following addresses:

Debtor: LOTHIAN OIL INC.
Attention: James Latimer
200 N. Loraine, Suite 400
Midland, Texas 79701

with a copy to its counsel:
Charles A. Beckham, Jr., Esq.
HAYNES AND BOONE, L.L.P.
1221 McKinney, Suite 2100
Houston, Texas 77010

UHCP: UNITED HERITAGE CORPORATION
Attention: Scott Wilson
200 N. Loraine, Suite 400
Midland, Texas 79701

The Parties may change the address for notices by written notice sent to all Parties.

5.3 **Modifications**. No provision of this Agreement may be modified, waived, or terminated except by an instrument in writing executed by the Party against whom a modification, waiver, or termination is sought to be enforced.

5.4 **Severability**. In case any of the provisions of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other provision, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

5.5 **Further Assurances**. Each Party shall cooperate and take such action, and execute and deliver such documents, as may be reasonably requested by the other Party in order to carry out the provisions and purposes of this Agreement.

5.6 **Governing Law**. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws.

5.7 **Benefit and Binding**. This Agreement shall inure to the benefit of and be binding upon the Parties, their respective legal representatives, successors and assigns.

5.8 **Contents of Agreement**. This Agreement describes and contains the entire agreement of the Parties with respect to the subject matter hereof, and this Agreement shall not be changed or contradicted orally.

5.9 **Effectiveness of this Agreement; Counterparts**. This Agreement shall not become effective nor enforceable by or against any Party unless and until executed and delivered by all Parties. This Agreement may be executed in counterparts, with each counterpart being deemed to be an original instrument, but all such counterparts together constituting but one agreement. Execution of a copy of this Agreement which has been telecopied, faxed or

transmitted by other electronic transmission device, and/or following execution thereof returned by such device, shall be deemed to be effective and constitute an original instrument.

(Remainder of page intentionally left blank; Signature page follows)

Executed on the date stated above.

Debtor:

LOTHIAN OIL INC.,
Debtor-in Possession

By: ______________________
Name: James Latimer
Title: Chief Restructuring Officer

UHCP:

UNITED HERITAGE CORPORATION

By: ______________________
Name: Scott Wilson
Title: President and Chief Executive Officer

Schedules:

Schedule 1 UHCP Indebtedness

Schedule I
to
Agreement to Settle Intercompany Debt and Other Claims
UHCP Indebtedness
Transactions by Account
As of July 6, 2007

	Type	Date	Num	Name	Memo	Class	Clr
2002 · Due to Lothain Oil TX 1							
	General Journal	10/17/2006	interco-tx	Richardson & Patel LLP	TX 1 paid on behalf of uhc	New York	
Total 2002 · Due to Lothain Oil TX 1							
2003 · A/ P - Due to Lothian Oil							
	Deposit	12/21/2005		Lothian Oil Company, Inc.	Deposit		
	Transfer	01/18/2006			tran to UHC-NF to cover HFBE inc. invoice		
	Transfer	02/07/2006			tran to UHC-NF to pay richardson & patel invoice		
	Transfer	02/10/2006			tran to uhc-nf 41201		
	Transfer	03/02/2006			tran uhc-nf 41201		
	Transfer	03/06/2006			tran to uhc-nf 41201		
	Transfer	03/09/2006			tran to uhc-nf 41201		
	Transfer	03/23/2006			tran to uhc-nf 41201		
	Deposit	05/08/2006		Lothian Oil Company, Inc.	tran from loi # 0641 to pay richardson & pate	New York	
	Deposit	05/16/2006		Lothian Oil Company, Inc.	tran from #0641 loi- to pay for d&O ins depo:	New York	
	Transfer	06/08/2006			tran from loi to cover D&O ins bal		
	Transfer	07/14/2006			tran funds from loi #0641		
	Deposit	07/20/2006		Lothian Oil Company, Inc.	transfer to cover richardson & patel inv	New York	
	Transfer	09/13/2006			tran from loi # 0641 to pay R&P invoice		
	General Journal	10/13/2006	interco-pym	Markowitz & Roshco, LLP	legal bills pd by loi A shares funds-blackston	New York	
	Transfer	11/21/2006			Funds Transfer		
	General Journal	12/31/2006			LOI Paid for McLeans		
	Transfer	01/16/2007			Funds Transfer		
	Transfer	03/16/2007			Funds Transfer		
	Transfer	04/18/2007			Funds Transfer		
Total 2003 · A/ P - Due to Lothian Oil							

1:06 PM
07/06/07
Accrual Basis

Schedule I
to
Agreement to Settle Intercompany Debt and Other Claims
UHCP Indebtedness
Transactions by Account
As of July 6, 2007

	Split	Amount
2002 · Due to Lothain Oil TX 1		
	2000 · Accounts Payable	25,000.00
Total 2002 · Due to Lothain Oil TX 1		25,000.00
2003 · A/ P - Due to Lothian Oil		
	1005 · Community Bank - checking	107,943.12
	1006 · UHC-North Fork(41201)	40,000.00
	1006 · UHC-North Fork(41201)	125,000.00
	1006 · UHC-North Fork(41201)	20,000.00
	1006 · UHC-North Fork(41201)	60,000.00
	1006 · UHC-North Fork(41201)	145,000.00
	1006 · UHC-North Fork(41201)	5,000.00
	1006 · UHC-North Fork(41201)	10,000.00
	1006 · UHC-North Fork(41201)	155,000.00
	1006 · UHC-North Fork(41201)	20,000.00
	1006 · UHC-North Fork(41201)	35,000.00
	1006 · UHC-North Fork(41201)	5,000.00
	1006 · UHC-North Fork(41201)	45,000.00
	1006 · UHC-North Fork(41201)	25,000.00
	2000 · Accounts Payable	28,087.50
	1006 · UHC-North Fork(41201)	14,000.00
	6271 · Legal Fees	5,000.00
	1006 · UHC-North Fork(41201)	5,000.00
	1006 · UHC-North Fork(41201)	30,000.00
	1006 · UHC-North Fork(41201)	28,500.00
Total 2003 · A/ P - Due to Lothian Oil		908,530.62
	TOTAL	933,530.62
	Wardlaw Note	785,158.93
	Accrued interest @ 6-6-07	66,725.19
	TOTAL DEBT TO LOTHIAN	**1,785,414.74**